SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549

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                             FORM 8-K

                          CURRENT REPORT

              PURSUANT TO SECTION 13 OR 15(d) OF THE

                 SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date earliest event reported)    April 13, 1995
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                  Wherehouse Entertainment, Inc.
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        (Exact name of registrant as specified in charter)


    Delaware                1-8281               95-2647555
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(State or Other        (Commission File       (IRS Identification
Jurisdiction of             Number)                Number)
 Incorporation

   19701 Hamilton Avenue, Torrance, California      90502-1334
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    (Address of Principal Executive Offices)        (Zip Code)


Registrant's telephone number, including area code:
                     (310)538-2314
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  (Former Name or Former Address, if Changed Since Last Report)


              This current report contains 3 pages.


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Item 5.   Other Events.


          Reference is made to the press release of Registrant, issued on April 13, 1995, which contains information meeting the requirements of this Item 5, and which is incorporated herein by this reference. A copy of this press release is attached to this Form 8-K as Exhibit "A."

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<page-3>

                           SIGNATURE


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  WHEREHOUSE ENTERTAINMENT, INC.


Date: April 14, 1995              By:    /s/ Jerry E. Goldress
                                     ----------------------------
                                     Jerry E. Goldress
                                     Chairman of the Board and
                                     Chief Executive Officer



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EXHIBIT "A"


                    CONTACT:  WHEREHOUSE ENTERTAINMENT, INC.
                              Anne McLaughlin, V.P. - Treasurer
                              (310)538-2314, extension 2347





                 WHEREHOUSE ENTERTAINMENT, INC.

             ANNOUNCES PRELIMINARY YEAR-END RESULTS




TORRANCE, CALIFORNIA (April 13, 1995) - Wherehouse Entertainment, Inc. announced today that total revenues for the fiscal year ended January 31, 1995 were $499.6 million, as compared with $471.8 million for the fiscal year ended January 31, 1994, representing a 5.9% increase in the aggregate and a 3.4% increase
on a "same-store" basis.   For the fiscal year ended January 31,
1995, the Company anticipates that it will write off its goodwill and its deferred tax asset, in the amounts of $139.5 million and $13.0 million, respectively. Both are non-cash charges to earnings. If these write-offs are effected, the Company will report a net loss of $162.2 million for the fiscal year ended January 31, 1995, as compared with a net loss of $42.1 million
for the fiscal year ended January 31, 1994.   The Company
received a waiver from its senior lenders for the impact of these potential non-cash write-offs in the fiscal year ended January 31, 1995 on its loan agreement covenants. According to Mr. Jerry
E. Goldress, Chairman and Chief Executive Officer of the Company, "excluding the effects of non-cash charges in both years, the Company significantly improved its operating results in fiscal 1995 compared to fiscal 1994. These improvements were a result of increased revenues and gross profit combined with lower overall operating costs."

Separately, the Company announced that it is experiencing a decline in same-store revenues in this first quarter ending April 30, 1995, due to the music industry's lack of new hit releases, a decrease in the sales of video games, and continued competitive pressure in certain markets. Mr. Goldress stated that "industry data appears to reflect that the Company's revenue trends are not materially different from those being experienced on the west
coast by the industry as a whole."   And, he stated "the Company
continues to exercise good control over its operating costs." Nevertheless, the Company anticipates defaults in certain of its loan agreement covenants in the fiscal year ending January 31, 1996, and continued revenue deterioration could impact the Company's liquidity. The Company is in discussions with its senior lenders to modify the loan agreement, in order to provide the Company with more flexibility in the immediate future. While preliminary discussions have indicated a willingness to make such modifications, it is too early to be able to predict with any accuracy whether such covenant relief will, in fact, be effected. The Company has a revolving line of credit with its senior lenders in the maximum amount of $45 million, of which $15.8 million was outstanding at January 31, 1995, a term loan with its senior lenders in the amount of $49 million, and senior subordi-nated notes in the amount of $110 million, in addition to its normal trade payables and other long term indebtedness.

Wherehouse Entertainment, Inc., a large prerecorded home enter-tainment retailer, operates 347 stores in Arizona, California, Colorado, Iowa, Minnesota, Montana, Nevada, North Dakota, Oregon,
Utah and Washington.  Wherehouse is headquartered at 19701
Hamilton Avenue, Torrance, California 90502.